Exhibit 16.1

Letterhead of DKM Certified Public Accountants

July 22, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 21, 2014, to be filed by our former client, IC Places, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Sincerely,

Travis Green, CPA

Audit Partner

DKM Certified Public Accountants

Clearwater, FL